                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              ASARCO Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                 LOGO ASARCO

RICHARD DE J. OSBORNE
CHAIRMAN OF THE BOARD

                                                                 March 12, 1998


Dear Stockholder:

  You are cordially invited to attend the annual meeting of stockholders which will be held in the Ricker Auditorium, 180 Maiden Lane, New York, New York on Wednesday, April 29, 1998, at 2 P.M. We hope you can be with us.

  At the meeting, you will be asked to elect directors and to approve the selection of auditors.

  The meeting also provides an opportunity to give you a current report on the activities of the Company and its plans and prospects for the future.

  It is important that your shares be represented at the meeting whether or not you are able to attend in person. Therefore, you are asked to vote, sign, date and mail the enclosed proxy. Please do so today.

                                     Sincerely,

                                     /s/ Richard de J. Osborne

                                     Richard de J. Osborne
                                     Chairman and Chief Executive Officer

   ASARCO INCORPORATED, 180 MAIDEN LANE, NEW YORK, N.Y. 10038 (212) 510-2000

LOGO
                              ASARCO INCORPORATED
                                180 MAIDEN LANE
                             NEW YORK, N.Y. 10038

                                  ----------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 29, 1998

To the Stockholders:


  The annual meeting of stockholders of ASARCO Incorporated will be held in the Ricker Auditorium, 180 Maiden Lane, New York, New York on Wednesday, April 29, 1998, at 2 P.M. for the following purposes:


  (1) To elect four directors to serve until the 2001 annual meeting of stockholders, two directors to serve until the 1999 annual meeting of stockholders, and one director to serve until the 2000 annual meeting of stockholders.

  (2) To act upon a proposal to approve the selection by the Board of Directors, upon recommendation of the Audit Committee, of Coopers & Lybrand L.L.P. as independent auditors for the calendar year 1998.

  (3)  To transact such other business as may properly come before the meeting.

  Stockholders of record at the close of business on March 6, 1998 will be entitled to vote at the annual meeting. Stockholders of record who attend the annual meeting in person may withdraw proxies and vote in person if they wish.

                                          By order of the Board of Directors,
                                                         R. Ferri
                                                         Secretary

New York, N.Y., March 12, 1998

                            YOUR VOTE IS IMPORTANT
                Please mark, sign, date and return your proxy.

                                PROXY STATEMENT

  This proxy statement is furnished as part of the solicitation by the Board of Directors of ASARCO Incorporated, 180 Maiden Lane, New York, N.Y. 10038 ("Asarco" or the "Company") of the proxies of all stockholders entitled to vote at the annual meeting to be held on April 29, 1998 and at any adjournment thereof. This proxy statement and the enclosed form of proxy are being mailed, commencing on or about March 17, 1998, to stockholders of record on March 6, 1998. Any proxy in the enclosed form given pursuant to this solicitation and received in time for the annual meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, given in such proxy. If the Company receives a signed proxy with no voting instructions given, such shares will be voted for the election of directors and for the proposals. Any proxy may be revoked at any time prior to the exercise thereof by notice from the stockholder, received in writing by the Secretary, or by written ballot voted at the meeting.

  At the close of business on March 6, 1998, the record date for the annual meeting, the Company had outstanding and entitled to be voted 39,642,592 shares of Common Stock, without par value. Each share of Common Stock outstanding at the record date will be entitled to one vote. The presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at the meeting shall constitute a quorum. Abstentions, votes withheld and broker non-votes are counted for quorum purposes but are not counted either as votes cast "For" or "Against". A plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve proposals other than the election of directors.

  When a stockholder participates in the Dividend Reinvestment Plan applicable to the Company's Common Stock, his proxy to vote shares of Common Stock will include the number of shares held for him by The Bank of New York, the agent under the plan. If the stockholder does not send any proxy, the shares held for his account in the Dividend Reinvestment Plan will not be voted. Shares of Common Stock owned under the Company's Savings Plans will be voted by the trustee under the plans in accordance with the instructions contained in the proxy submitted by the beneficial stockholder. Any shares held by the trustee as to which it receives no voting instructions will be voted by the trustee in the same proportion as the shares for which it has received voting instructions.

                             ELECTION OF DIRECTORS

  At the recommendation of the Company's Organization and Compensation Committee and pursuant to a resolution of the Board of Directors adopted on January 28, 1998, seven nominees are proposed for election at the annual meeting. The remaining seven directors will continue to serve in accordance with their previous election. All of the nominees are currently directors. All current directors except for Manuel T. Pacheco, Vincent A. Calarco and Kevin R. Morano were elected to their present term of office at a previous annual meeting of stockholders. Messrs. Pacheco, Calarco and Morano were elected by the Board of Directors at its meetings on July 30, and September 24, 1997, and January 28, 1998, respectively.

  The Company's Restated Certificate of Incorporation, as amended, provides that there shall be three classes of directors, as nearly equal in number as possible, each class to be elected for a three-year term. The Board of Directors has currently fixed the number of directors at fourteen. At its meeting held on January 28, 1998, the Board of Directors of the Company nominated Vincent A. Calarco, Francis R. McAllister, Michael T. Nelligan and John D.
Ong for election as Class I directors to serve until the 2001 annual meeting of stockholders, Manuel T. Pacheco and Kevin R. Morano as Class II directors to serve until the 1999 annual meeting, and James W. Kinnear as a Class III director to serve until the 2000 annual meeting. Messrs. Kinnear, McAllister, Nelligan and Ong are currently serving as Class I directors with a term of office expiring in 1998.

  Proxies in the enclosed form will be voted, unless authority is withheld, for the election of the seven nominees named below. If any person should be unavailable for election, proxies will be voted for another individual chosen by the Board of Directors as a substitute for the unavailable nominee, unless the Board of Directors adopts a resolution pursuant to the By-Laws reducing the number of directors.

                       NOMINEES FOR ELECTION AS DIRECTORS

                                    Class I
            (to serve until the 2001 annual meeting of stockholders)

                                                                         DIRECTOR
      FOR DIRECTOR                                                   AGE  SINCE
      ------------                                                   --- --------
Vincent A. Calarco...... Chairman, President and Chief Executive Of-  55   1997
                          ficer of Crompton & Knowles Corporation
                          (specialty chemicals and equipment) since
                          1986, its president and Chief Executive
                          Officer since 1985.
Francis R. McAllister... President and Chief Operating Officer of     55   1988
                          the Company since January 1998; previously
                          its Executive Vice President in charge of
                          copper operations from April 1993 until
                          January 1998, and its Chief Financial Of-
                          ficer from April 1982 until April 1993;
                          director of Southern Peru Copper Corpora-
                          tion and Cleveland-Cliffs, Inc.
Michael T. Nelligan..... Chief Executive Officer of Don Ward Trans-   58   1984
                          port, Inc. (specialty trucking) since Jan-
                          uary 1987; its Chairman since August 1995
                          and previously its President. Mr. Nelligan
                          was Chairman of the Board of Ideal Basic
                          Industries, Inc. (cement products) from
                          October 1985 until January 1986, its Chief
                          Executive Officer from July 1983 until
                          January 1986 and its President from 1982
                          until January 1986.
John D. Ong............. Chairman Emeritus of The BFGoodrich Company  64   1991
                          (diversified chemicals and aerospace)
                          since July 1, 1997, formerly Chairman and
                          director of The BFGoodrich Company from
                          December 1996 to July 1997, and its Chair-
                          man and Chief Executive Officer from July
                          1979 until December 1996, and its Presi-
                          dent from 1975 to 1984; director of Cooper
                          Industries, Inc., Ameritech Corporation,
                          The Kroger Co., The Geon Company, TRW,
                          Inc. and Defiance, Inc.

                                    Class II
            (to serve until the 1999 annual meeting of stockholders)

                                                                         DIRECTOR
      FOR DIRECTOR                                                   AGE  SINCE
      ------------                                                   --- --------
Manuel T. Pacheco....... President of the University of Missouri      56   1997
                          since August 1997; from 1991 to 1995,
                          President of the University of Arizona.
Kevin R. Morano......... Executive Vice President and Chief Finan-    44   1998
                          cial Officer of the Company since January
                          1998; previously its Vice President, Fi-
                          nance and Chief Financial Officer from
                          1993 until January 1998, and general man-
                          ager of the Company's Ray Complex from
                          1991 to 1993; Vice President and director
                          of Southern Peru Copper Corporation.

                                   Class III
            (to serve until the 2000 annual meeting of stockholders)

                                                                         DIRECTOR
      FOR DIRECTOR                                                   AGE  SINCE
      ------------                                                   --- --------
James W. Kinnear........ Director of Corning Incorporated and         69   1990
                          PaineWebber Group Inc. and an advisory di-
                          rector of Unilever N.V. and Unilever PLC;
                          President and Chief Executive Officer of
                          Texaco Inc. (crude oil, natural gas and
                          petroleum products) from 1987 to April
                          1993; previously its Vice Chairman of the
                          Board from 1983 to 1987, Executive Vice
                          President from 1978 to 1983, and a direc-
                          tor from July 1977 to May 1994.

                    DIRECTORS WHOSE TERM OF OFFICE CONTINUES

                                    Class II
            (serving until the 1999 annual meeting of stockholders)
                                                                         DIRECTOR
        DIRECTOR                                                     AGE  SINCE
        --------                                                     --- --------
Willard C. Butcher...... Director of Texaco Inc. and International    71   1974
                          Paper Company, and member of the Interna-
                          tional Advisory Board of Banca Nazionale
                          del Lavoro and the Chase Manhattan Bank
                          International Advisory Council. Mr.
                          Butcher was Chairman of the Executive Com-
                          mittee of The Chase Manhattan Bank, N.A.
                          from November 1990 until October 1991 and
                          was Chairman of the Board and Chief Execu-
                          tive Officer of the bank from 1981 through
                          October 1990. Mr. Butcher was also Chair-
                          man of the Board and Chief Executive Offi-
                          cer of The Chase Manhattan Corporation
                          from 1981 through October 1990.

                                                                         DIRECTOR
        DIRECTOR                                                     AGE  SINCE
        --------                                                     --- --------
Richard de J. Osborne... Chairman of the Board and Chief Executive    63   1976
                          Officer of the Company since December
                          1985, also its President from 1982 until
                          January 1998; non-executive Chairman of
                          the Board and director of Southern Peru
                          Copper Corporation; director of Schering-
                          Plough Corporation, The BFGoodrich Company
                          and The Tinker Foundation Incorporated.
Martha T. Muse.......... Chairman of The Tinker Foundation Incorpo-   71   1994
                          rated (not-for-profit corporation) since
                          January 1996; previously its President and
                          Chief Executive Officer from 1975 to 1995,
                          its President from 1968 and its Executive
                          Director from 1965 to 1968; director
                          emerita of Columbia University.

                                   Class III
            (serving until the 2000 annual meeting of stockholders)

                                                                         DIRECTOR
        DIRECTOR                                                     AGE  SINCE
        --------                                                     --- --------
James C. Cotting........ Director of USG Corporation and the          64   1987
                          Interlake Corporation; member of the Board
                          of Governors of the Chicago Stock Ex-
                          change. Mr. Cotting was Chairman of the
                          Board of Navistar International Corpora-
                          tion (truck and engine manufacturer) from
                          April 1995 to March 1996. He was Chairman
                          and Chief Executive Officer of Navistar
                          from 1987 through March 1995.
David C. Garfield....... Director of Schering-Plough Corporation.     70   1984
                          Mr. Garfield was consultant to Ingersoll-
                          Rand Company (machinery manufacturer) from
                          June 1986 until June 1992. Mr. Garfield
                          was President of Ingersoll-Rand Company
                          from 1981 through May 1986 and previously
                          its Vice Chairman.
E. Gordon Gee........... President of Brown University since January  54   1989
                          1998; President of The Ohio State Univer-
                          sity from September 1990 until December
                          1997; from 1985 until August 1990, Presi-
                          dent of the University of Colorado; from
                          1981 to 1985, President of West Virginia
                          University; director of The Limited, Inc.,
                          Glimcher Realty Trust, Intimate Brands
                          Inc. and Abercrombie & Fitch Co.
James Wood.............. Chairman of the Board and Co-Chief Execu-    68   1989
                          tive Officer of The Great Atlantic & Pa-
                          cific Tea Company, Inc. (supermarket
                          chain) since 1980; previously its Presi-
                          dent from 1988 to 1993 and at other times
                          since 1980; prior to 1980, Chairman of the
                          Board and Chief Executive Officer of The
                          Grand Union Company; director of Schering-
                          Plough Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  Set forth below is certain information with respect to those persons who are known to the Company to have been, as of the dates indicated below, the beneficial owners of more than five percent of the Company's Common Stock.

                                                       SHARES OF
                                                          THE
                                                       COMPANY'S
                                                      COMMON STOCK
                                                      BENEFICIALLY    PERCENT OF
      NAME AND ADDRESS OF BENEFICIAL OWNER               OWNED          CLASS
      ------------------------------------            ------------    ----------
      Grupo Mexico, S.A. de C.V. ....................  3,466,800(a)      8.59%
       Baja California 200
       06760 Mexico City, Mexico
      Princeton Services, Inc. ......................  3,131,860 (b)     7.7 %
       800 Scudders Mill Road
       Plainsboro, New Jersey 08536
      Donald Smith & Co., Inc .......................  2,003,000 (c)     5.1 %
       East 80 Route 4
       Paramus, New Jersey 07652

--------
(a) Information is provided in reliance upon information included in Amendment No. 1, dated January 26, 1998, to a Schedule 13D, filed by Grupo Minero Mexico, S.A. de C.V. and Grupo Mexico, S.A. de C.V.
(b) Information is provided in reliance upon information included in Amendment No. 3, dated March 3, 1998, to a Schedule 13G, filed by Princeton Services, Inc. ("PSI"). PSI acts as the general partner of Merrill Lynch Asset Management, L.P. and Fund Asset Management, L.P., each of which is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and acts as an investment adviser to investment companies and/or to private accounts. PSI may be deemed the beneficial owner of 7.7% of the Company's Common Stock. PSI disclaims beneficial ownership of such shares.
(c) Information is provided in reliance upon information included in a
    Schedule 13G, dated February 2, 1998, filed by Donald Smith & Co., Inc.

BENEFICIAL OWNERSHIP OF MANAGEMENT

  The information set forth below as to the shares of Common Stock of the Company beneficially owned by the nominees, directors, executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group is stated as of December 31, 1997.

                                               ASARCO INCORPORATED
                                  ---------------------------------------------
                                  SHARES OF THE
                                    COMPANY'S    ADDITIONAL
                                  COMMON STOCK  SHARES DEEMED           PERCENT
                                  BENEFICIALLY  BENEFICIALLY              OF
                                    OWNED(A)      OWNED(B)     TOTALS    CLASS
                                  ------------- ------------- --------- -------
Willard C. Butcher(c)............      1,600           --         1,600   (d)
Vincent A. Calarco(c)............        200           --           200   (d)
James C. Cotting(c)..............      1,800           --         1,800   (d)
David C. Garfield(c)(e)..........     17,900           --        17,900   (d)
E. Gordon Gee(c).................      1,400           --         1,400   (d)
James W. Kinnear(c)..............      1,600           --         1,600   (d)
Francis R. McAllister(f).........     40,215       133,340      173,555   (d)
Kevin R. Morano(f)...............     21,462        70,700       92,162   (d)
Martha T. Muse(c)................      1,004           --         1,004   (d)
Michael T. Nelligan(c)...........      1,815           --         1,815   (d)
John D. Ong(c)...................      1,200           --         1,200   (d)
Richard de J. Osborne(f)(g)......    134,376       325,500      459,876   1.2%
Manuel T. Pacheco(c).............        200           --           200   (d)
James Wood(c)....................      3,400           --         3,400   (d)
Augustus B. Kinsolving(f)........     14,409        62,744       77,153   (d)
Robert M. Novotny(f).............     16,171        43,200       59,371   (d)
All nominees, directors and
 officers as a group (25
 individuals)(f).................    307,959       788,048    1,096,007   2.8%

--------
(a) Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.
(b) Consists of shares deemed beneficially owned under regulations of the Securities and Exchange Commission because such shares may be acquired within 60 days after December 31, 1997, through the exercise of options granted under the Company's 1996 Stock Incentive Plan or the previous Stock Incentive Plan or Stock Option Plan.
(c) See also the information below on Common Stock Equivalents.
(d) Less than 0.5%.
(e) Does not include 2,000 shares owned by Mr. Garfield's wife. Mr. Garfield disclaims beneficial ownership of these shares.
(f) Includes restricted Common Stock awarded under the Company's 1996 Stock Incentive Plan or previous Stock Incentive Plan to certain of the Company's executive officers, and still subject to restrictions, as follows: 53,400 such shares to Mr. Osborne; 14,520 to Mr. McAllister; 11,980 to Mr. Morano; 9,140 to Mr. Novotny; 6,680 to Mr. Kinsolving and 24,220 to other executive officers. Restrictions on such shares lapse in equal installments over five years beginning on their respective grant dates.
(g) Includes 4,983 shares of Common Stock over which Mr. Osborne and his wife share voting and investment power.

COMMON STOCK EQUIVALENTS

  The following table sets forth the per share number of Common Stock equivalents credited as of December 31, 1997 to the accounts of the Company's outside directors under the Company's Deferred Fee Plan for Directors and under its Directors' Deferred Payment Plan. Under both plans, payments are made in cash following retirement based on the market value of the Common Stock at that time. For additional information regarding these plans, see "Additional Information" below.

                                                                 DEFERRED
                                                      DEFERRED    PAYMENT
                                                     FEE PLAN(A)  PLAN(B) TOTAL
                                                     ----------  -------- ------
   Willard C. Butcher...............................      --       3,275   3,275
   Vincent A. Calarco...............................      250        271     521
   James C. Cotting.................................      --       3,322   3,322
   David C. Garfield................................      --       3,867   3,867
   E. Gordon Gee....................................      --       1,624   1,624
   James W. Kinnear.................................   11,849      5,295  17,144
   Martha T. Muse...................................      710      1,047   1,757
   Michael T. Nelligan..............................      --       4,737   4,737
   John D. Ong......................................      --       4,047   4,047
   Manuel T. Pacheco................................      392        378     770
   James Wood.......................................    3,448      6,044   9,492
                                                       ------     ------  ------
     Total..........................................   16,649     33,907  50,556

--------

  (a) Amounts shown reflect the number of share equivalents credited to the Deferred Fee Plan plus share equivalents of dividends credited.

  (b) Amounts shown reflect the number of share equivalents credited under the Directors' Deferred Payment Plan plus share equivalents of dividends credited.

  Information is set forth below as to the shares of Southern Peru Copper Corporation common stock beneficially owned by the nominees, directors and executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group. Southern Peru Copper Corporation is a publicly-traded subsidiary of Asarco. This information is stated as of December 31, 1997.

                                                           SOUTHERN PERU COPPER
                                                               CORPORATION
                                                           --------------------
                                                            SHARES OF
                                                           COMMON STOCK PERCENT
                                                           BENEFICIALLY   OF
                                                             OWNED(A)    CLASS
                                                           ------------ -------
Willard C. Butcher........................................       --       (b)
Vincent A. Calarco........................................       --       (b)
James C. Cotting..........................................       --       (b)
David C. Garfield.........................................       --       (b)
E. Gordon Gee.............................................       --       (b)
James W. Kinnear..........................................       --       (b)
Francis R. McAllister.....................................     1,793      (b)
Kevin R. Morano...........................................     1,793      (b)
Martha T. Muse............................................       500      (b)
Michael T. Nelligan.......................................     1,000      (b)
John D. Ong...............................................       --       (b)
Richard de J. Osborne(c)..................................     2,923      (b)
Manuel T. Pacheco.........................................       --       (b)
James Wood................................................       --       (b)
Augustus B. Kinsolving....................................       863      (b)
Robert M. Novotny.........................................     1,228      (b)
All nominees, directors and officers as a group (25 indi-
 viduals).................................................    16,485      (b)

--------
(a) Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.
(b) Less than 0.5%.
(c) Includes 2,259 shares of Common Stock over which Mr. Osborne and his wife share voting and investment power.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Organization and Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

  The compensation of Asarco's executive officers other than those who are also directors is reviewed and established annually by the Organization and Compensation Committee of the Board of Directors. For officers who were also directors in 1997 (Mr. Osborne and Mr. McAllister) the Committee made compensation recommendations to the Board absent those officers, which established their compensation. The Board did not modify or reject in any material way the Committee's recommendations for 1997 compensation. The Committee met a total of four times during 1997. Long-term incentive compensation awards for 1997 to officers and other salaried employees were approved by the Committee (and recommended to the Board with respect to Messrs. Osborne and McAllister) at the Committee's January 1998 meeting.

  The Company retains an independent compensation consulting organization to advise and assist the Company and the Committee in connection with compensation matters. During 1997 the consulting organization made recommendations to the Committee on base salary, cash incentive compensation and long-term incentive compensation matters for the Chief Executive Officer and each other Asarco executive position. Such recommendations included target levels for base salary and cash incentive compensation, long-term income targets, weighting of stock option and restricted stock values, and appropriate stock option and restricted stock valuation methods. The Committee carefully considered the recommendations and acted within the scope of the recommendations in these areas.

  Asarco's executive officer compensation is composed of base salary and incentive compensation.

  The Company's policy for base salary for executive officers is to establish par compensation levels for each position based on competitive data and the responsibilities and value of each executive position to the Company. The Committee considers compensation information from other companies in the mining and metals industry. It also considers compensation information from smaller, larger and comparably sized companies in other industries. The Committee then considers individual and corporate performance in establishing salary levels within a competitive range.

  The Committee believes that the S&P Metals Miscellaneous Group, which includes only four metals companies in addition to the Company, and the S&P 500 Index, both used for comparing shareholder returns, do not necessarily represent the Company's most direct competitors for executive talent. In making decisions that affect executive compensation the Committee reviews four different comparator groups proposed by its independent consultants: one group is comprised of nine metals companies worldwide; another group includes 13 process-oriented companies; a third group is comprised of 50 companies engaged in heavy industry; and a fourth group consists of approximately 175 companies having annual revenues of $1 billion to $6 billion (the "Comparator Groups"). These groups represent companies whose operational and performance characteristics are capable of comparison with those of the Company, allowing for meaningful comparisons of executive compensation. The Comparator Groups include four of the five companies in the S&P Metals Miscellaneous Group and approximately 127 companies in the S&P 500 Index.

  Base salaries for the Company's executive officers in 1997 were slightly above the median of the Comparator Groups studied by the Committee and represented a slightly greater percentage of total compensation, relative to the median for the Comparator Groups. Because the cyclical nature of the Company's business can result in significant changes in incentive compensation from year to year the Committee believes that compensation levels are more stable and, accordingly, more competitive when base salaries comprise a larger portion of total cash compensation. In general, the Committee structures total compensation for each salaried position to be approximately at the median of total compensation for comparable positions among the Comparator Groups.

  Although the Company's base salaries are set at levels intended to be competitive with the Company's industry peers, the Committee also takes into consideration the Company's performance relative to companies in the Comparator Groups as part of its compensation review. In this regard, the

Company's success in meeting transactional, operational and financial objectives are all taken into consideration. Because the relative importance of each objective may change over time, the Committee does not set fixed Company performance targets for purposes of setting base salaries. The Company's success or failure in achieving certain objectives or financial results, however, will generally affect executive salaries. Thus, in a downward part of the business cycle, salary increases may be delayed or salaries even reduced; in strong financial years, the Company may award larger increases.

  In 1997, base salaries for Mr. Osborne, Mr. McAllister and the other executive officers were increased effective May 1 by an average of 4.9 percent. Base salaries for Messrs. Osborne, McAllister and the other executive officers as a group had not been increased during the prior twelve months.

  Incentive compensation consists of cash incentive compensation awarded annually if justified, and long-term incentive compensation. Long-term incentive compensation combines restricted stock and stock options and is designed to link the interests of executive officers with those of stockholders by providing each executive an incentive to manage the business as an owner with an equity stake.

  Annual cash incentive payments are determined under the Asarco Incentive Compensation Plan for Senior Officers ("Senior Officers' Plan") and the Asarco Incentive Compensation Plan, which are administered by the Organization and Compensation Committee. The Senior Officers' Plan covers the five most highly compensated Company officers with respect to the year in which compensation is awarded. Approximately 72% of all active salaried employees of the Company are eligible for annual cash incentive compensation payments under the Incentive Compensation Plan. The Asarco Compensation Deferral Plan ("Deferral Plan") permits officers and eligible employees to defer all or a portion of awards made under the Senior Officers' Plan and the Incentive Compensation Plan, and to defer that portion of salary that could have been deferred under the Savings Plan but for limitations imposed by the Internal Revenue Code.

  The sole purpose of the Senior Officers' Plan is to obtain current federal income tax deductibility of incentive compensation earned by the five officers whose compensation might otherwise not be deductible under the Internal Revenue Code. Incentive compensation awards to the five covered officers are determined pursuant to the Senior Officers' Plan and the Incentive Compensation Plan, and to the extent they exceed award levels under the Senior Officers' Plan, such amounts may not be deductible.

  A target level of annual incentive compensation is established for each eligible employee based on the level of responsibility attached to such employee's position with the Company. For executive officers these targets are set slightly below competitive median levels to compensate for salary levels which are set slightly above competitive median levels. The officers' levels of responsibility are determined by the Committee after review of substantially equivalent positions among the Comparator Groups.

  Under the Asarco Incentive Compensation Plan, awards to employees are increased or decreased from a predetermined target level, based upon performance measured at three levels: individual, operating unit or staff group and Company-wide. Incentive compensation for the Company's executive officers, and particularly for the Chief Executive Officer, is determined by individual and Company performance levels. Company performance in 1997 was evaluated against certain objectives previously established by the Board of Directors. Among such objectives were: the completion of certain transactions, including the disposition or restructuring of certain Company investments; the achievement of certain production, expense and profit goals; and the completion of certain financial transactions. The degree to which the Company is able to meet its annual objectives is expressed as a corporate performance rating determined by the Board of Directors with the recommendation of the Committee. In 1997, the Committee used considerations of business judgment to weight the Company's stated objectives for purposes of determining the corporate performance rating.

  Incentive compensation for the Company's officers other than Messrs. Osborne and McAllister was established by the Committee after two meetings at which it considered the Company's performance in 1997. Incentive compensation for Messrs. Osborne and McAllister was determined by the Board of Directors upon the recommendation of the Committee, after review by the Board and the Committee at meetings held in November 1997 and January 1998. The Committee and the Board of Directors determined that the Company had achieved a 1997 corporate performance rating of 75% and concluded that annual cash incentive payments should be made to each of the Company's officers including Messrs. Osborne and McAllister. The Committee and the Board considered that Mr. Osborne's performance continued to exceed expectations and merited an increased individual award adjustment of 85%. In addition, the Board, upon the Committee's recommendation, determined that bonuses should be paid to certain of the Company's officers for their efforts in achieving the sale of the Company's equity interest in Grupo Mexico, S.A. de C.V. As a result of such awards, total cash incentive payments to Messrs. Osborne and Morano exceeded amounts payable under the Senior Officers' Plan with respect to 1997 by $205,402 and $9,167, respectively. Pursuant to the terms of the award to Mr. Osborne, his receipt of the excess payment will be deferred until April 30, 1999.

  In January 1997 the Committee approved awards of stock options and restricted stock to the Company's officers other than Mr. Osborne and Mr. McAllister, and recommended to the Board awards to Mr. Osborne and Mr. McAllister. These awards were made within long-term incentive income targets based upon analyses by the Company's compensation consultant. The consultant supplements data from the Comparator Groups with broad based survey data to develop target levels of "long-term gain opportunity" for various levels of total compensation, with greater percentages of long-term gain opportunity attaching to higher responsibility levels. The Company's consultant surveys a broader group of companies than those in the Comparator Groups so as to provide a more complete analysis of competitive long-term incentive compensation award levels.

  The Company makes long-term incentive awards on an annual basis and has not established specific stock ownership objectives for its officers. In 1997, long-term incentive compensation awards to the Company's executive officers were at the median of awards made by the companies included in the Comparator Groups and the consultant's surveys. In making 1997 long-term incentive awards the Committee also considered each officer's performance. The Committee also considered outstanding options and shares of restricted stock previously awarded to the executive officers. In the case of the Chief Executive Officer the Committee also considered his performance and responsibility in establishing the Company's strategic goals and directing all elements of its performance.

  Section 162(m) of the Internal Revenue Code eliminates the Company's Federal income tax deductions for certain compensation in excess of $1 million paid in a taxable year to each of the

Company's five highest paid officers as reported in the proxy statement, unless compensation programs meet certain requirements, principally concerning the adoption of fixed targets. Accordingly, changes in Asarco executive compensation programs for annual incentive compensation and for stock option grants as a result of the provision were approved by Asarco shareholders in 1996. While the Company considers that restricted stock provides a form of long-term compensation the value of which is directly related to Company stock performance, the Committee believes that it is not practical to change the Company's restricted stock plan provisions to meet the requirements of Section 162(m). The Committee intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to the Company's executive officers. Although compensation paid is generally deductible, certain compensation paid to some executives may not be deductible.

                                          Willard C. Butcher, Chairman
                                          James W. Kinnear
                                          Martha T. Muse
                                          James Wood

                               ----------------

EXECUTIVE COMPENSATION

  Set forth below is certain information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years 1997, 1996 and 1995 of the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company:

                          SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                   ANNUAL COMPENSATION              COMPENSATION AWARDS
                          -------------------------------------- --------------------------
                                                                                 SECURITIES
                                                      OTHER                      UNDERLYING
        NAME AND                                     ANNUAL        RESTRICTED     OPTIONS      ALL OTHER
   PRINCIPAL POSITION     YEAR  SALARY   BONUS   COMPENSATION(1) STOCK AWARDS(2)  (SHARES)  COMPENSATION(3)
   ------------------     ---- -------- -------- --------------- --------------- ---------- ---------------
Richard de J. Osborne...  1997 $865,000 $957,000     $25,588        $577,500       67,500       $25,950
Chairman of the Board     1996  811,672  485,000      28,850         539,750       50,000        24,350
 and
Chief Executive Officer   1995  780,015  850,000         --          467,040       40,000        23,400
Francis R. McAllister...  1997  441,668  335,300      22,588         159,500       25,500        13,250
President and Chief       1996  419,008  172,600      25,850         142,875       19,000        12,570
Operating Officer         1995  404,765  283,400         --          122,598       16,000        12,143
Kevin R. Morano.........  1997  345,340  259,700      25,588         140,250       21,800        10,360
Executive Vice President  1996  324,672  141,800      28,150         114,300       15,200         9,740
                          1995  306,257  241,100         --          102,165       13,000         9,188
Robert M. Novotny.......  1997  303,008  103,300      22,588         104,500       17,400         9,090
Vice President            1996  291,008  100,300      25,150          88,900       12,300         8,730
                          1995  280,924  181,800         --           78,813       10,000         8,428
Augustus B. Kinsolving..  1997  295,004  132,500      22,588          77,000       12,600         1,600
Vice President and        1996  283,672   75,200      25,850          62,250        9,000         1,500
General Counsel           1995  275,924  130,700         --           52,542        6,500         2,067

--------
(1) Represents annual retainer, stock award and fees received for services as a director of Southern Peru Copper Corporation.
(2) Dollar values of restricted stock awards are shown as of the date of grant. The number and dollar value of shares of restricted stock holdings owned at December 31, 1997, and still subject to restrictions are as follows: Mr. Osborne, 53,400 shares/$1,198,163; Mr. McAllister, 14,520 shares/$325,793; Mr. Morano, 11,980 shares/$268,801; Mr. Novotny, 9,140 shares/$205,079; and Mr. Kinsolving, 6,680 shares/$149,883. Restrictions on such shares lapse in equal installments over five years beginning with the grant dates which occurred during the period from January 1993 through January 1997, except upon a change of control, in which case all shares vest immediately. Cash dividends paid on shares of restricted stock are not subject to restrictions.
(3) Amounts shown reflect matching contributions made by the Company for the named individuals under the Company's Savings Plan and Compensation Deferral Plan (formerly the Supplemental Savings Plan). The Savings Plan is a qualified defined contribution profit sharing plan available generally to all United States salaried employees with six months of service with the Company. Savings Plan contributions are immediately vested and may be withdrawn subject to certain restrictions, penalties and suspension periods. The Compensation Deferral Plan is a non-qualified deferred compensation plan that allows eligible employees to defer that portion of their salary that could have been deferred under the Savings Plan but for limitations imposed by the Internal Revenue Code, and to defer all or part of their eligible incentive compensation, as provided in the Plan. Salary deferrals are eligible for a Company matching contribution under the Plan. Compensation deferred and amounts contributed by the Company may be withdrawn subject to certain restrictions and penalties. Deferrals of incentive compensation are not eligible for a Company matching contribution.

OPTION GRANTS

  Set forth below is further information on grants of stock options under the Company's 1996 Stock Incentive Plan for the period January 1, 1997 to December 31, 1997. No stock appreciation rights ("SARs") were granted in 1997 or outstanding as of December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                         GRANT
                                       INDIVIDUAL GRANTS                 VALUE
                         --------------------------------------------- ----------
                         NUMBER OF   % OF TOTAL
                           SHARES     OPTIONS
                         UNDERLYING  GRANTED TO   EXERCISE             GRANT DATE
                          OPTIONS   EMPLOYEES IN  OR BASE   EXPIRATION  PRESENT
NAME                     GRANTED(1) FISCAL YEAR  PRICE $/SH    DATE     VALUE(2)
----                     ---------- ------------ ---------- ---------- ----------
Richard de J. Osborne...   67,500       18.3%      $27.50    1/28/07    $491,265
Francis R. McAllister...   25,500        6.9%      $27.50    1/28/07     185,589
Kevin R. Morano.........   21,800        5.9%      $27.50    1/28/07     158,660
Robert M. Novotny.......   17,400        4.7%      $27.50    1/28/07     126,637
Augustus B. Kinsolving..   12,600        3.4%      $27.50    1/28/07      91,703

--------
(1) The options were awarded under the Company's stockholder-approved 1996 Stock Incentive Plan. The option price per share equals the fair market value of the Company's Common Stock on the date of grant. The options provide for limited rights exercisable upon the occurrence of specified events that may materially affect the value of the Company's Common Stock and are designated as such by the Committee that administers the Plan, including a tender or exchange offer for shares of the Company's Common Stock, the replacement of a majority of the Board as a result of a proxy contest, a merger or reorganization of the Company, or a liquidation or dissolution of the Company. If an exercise event occurs, the holder is entitled to receive the cash value of the options at the highest market value that the shares traded over a period of sixty days preceding the event or, in the event of the consummation of a tender offer, the tender offer price, in each case, less the exercise price.

(2) Based on the Black-Scholes option pricing model, a widely recognized method of valuing options. The following assumptions were used in determining the value of the options using the model: expected volatility of 28.36% based on actual monthly volatility for the preceding five years, risk-free rate of return of 6.37% based on the yield of the five year U.S. treasury note as of the grant date, annual dividend rate of $0.87 per share based on average dividends paid per share over the preceding ten years, and exercise of the option five years after the grant date. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The model is used for valuing market traded options and is not directly applicable to valuing stock options granted under the Company's Stock Incentive Plan which cannot be sold.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  Set forth below is information concerning stock option exercises by named executive officers during 1997, including the aggregate value of gains on the date of exercise, the number of shares covered by exercisable options and the value of "in-the-money" options as of December 31, 1997. All outstanding options were exercisable at December 31, 1997.

    AGGREGATED OPTION EXERCISES IN 1997 AND DECEMBER 31, 1997 OPTION VALUES

                                                           NUMBER OF
                                                     SECURITIES UNDERLYING   VALUE OF
                                                          UNEXERCISED      UNEXERCISED
                                                      OPTIONS AT YEAR END  IN-THE-MONEY
                         SHARES ACQUIRED  VALUE          EXERCISABLE/       OPTIONS AT
          NAME             ON EXERCISE   REALIZED      UNEXERCISABLE(1)    YEAR END(2)
          ----           --------------- --------    --------------------- ------------
Richard de J. Osborne...     25,000      $217,125(3)        325,500           $2,678
Francis R. McAllister...        --            --            133,340              617
Kevin R. Morano.........        --            --             70,700              --
Robert M. Novotny.......        --            --             43,200              --
Augustus B. Kinsolving..      3,456      $ 28,597(3)         62,744              319

--------
(1) The above officers held no unexercisable options at December 31, 1997.
(2) Based on the New York Stock Exchange--Composite Transactions price for the Company's Common Stock of $22.4375 on December 31, 1997.
(3) All after-tax net value realized was received in additional shares of Common Stock.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total return on the Company's Common Stock against the cumulative total return on the S&P Composite 500 Stock Index and the S&P Metals Miscellaneous Group Index for the five year period 1992 to 1997.

                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
  AMONG ASARCO INCORPORATED, S&P METALS MISC. GROUP INDEX AND S&P 500 INDEX**

                                          S&P
Measurement period       ASARCO          METALS            S&P
(Fiscal year Covered)     INC.         MISC. GROUP         500
---------------------   ---------      -----------      ---------
Measurement PT -
12/31/92                $ 100           $ 100           $ 100

FYE 12/31/93            $  93.64        $ 111.40        $ 110.08
FYE 12/31/94            $ 118.40        $ 130.07        $ 111.53
FYE 12/31/95            $ 135.96        $ 143.88        $ 153.44
FYE 12/31/96            $ 108.69        $ 146.80        $ 188.67
FYE 12/31/97            $ 100.75        $  98.69        $ 251.63

*TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
**ASSUMES $100 INVESTED ON 12/31/92 IN ASARCO COMMON STOCK, S&P METALS GROUP
  INDEX & S&P 500 INDEX

  The preceding chart analyzes the total return on Asarco's Common Stock compared to the S&P 500 and the S&P Metals Miscellaneous Group over the five year period commencing December 31, 1992. In the first year of this period, through December 31, 1993, Asarco's stock had a negative return of 6.4%, the S&P 500 returned 10.1% and the S&P Metal Miscellaneous Group returned 11.4%. In 1994, the return for Asarco's stock was a positive 26.4% compared to positive returns of 1.3% for the S&P 500 and 16.8% for the S&P Metals Miscellaneous Group. In 1995, Asarco's stock provided a return of 14.8% compared to 37.6% for the S&P 500 and 10.6% for the S&P Metals Miscellaneous Group. In 1996, Asarco's return declined 20.1% compared to positive returns of 23.0% for the S&P 500 and 2.0% for the S&P Metals Miscellaneous Group. In 1997, Asarco's stock provided a negative return of 7.3% compared to a positive return of 33.4% for the S&P 500 and a negative return of 32.8% for the S&P Metals Miscellaneous Group.

RETIREMENT PLANS

  The following table shows the estimated amount of annual retirement income (calculated as a single life annuity benefit) payable to employees for life, commencing at normal retirement at age 65 in 1998, under the Company's qualified Retirement Benefit Plan for Salaried Employees ("Plan"), covering substantially all salaried employees, a prior plan of the Company and a supplemental retirement benefit plan (the "Supplemental Plan"). The Supplemental Plan is a non-qualified supplemental retirement benefit plan under which any benefits not payable from Plan assets by reason of the limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code") and the loss due to the deferrals of salaries made under the Company's Deferred Income Benefit System and the Compensation Deferral Plan are paid from the Company's general corporate funds. The table assumes Social Security benefit levels as in effect on January 1, 1998.

                               PENSION PLAN TABLE

                             APPROXIMATE ANNUAL RETIREMENT BENEFITS
                     ------------------------------------------------------
         FINAL
        AVERAGE       15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
      COMPENSATION   OF SERVICE OF SERVICE OF SERVICE OF SERVICE OF SERVICE
      ------------   ---------- ---------- ---------- ---------- ----------
       $  300,000     $ 64,699   $ 86,266   $107,832   $129,398   $150,965
          400,000       87,199    116,266    145,332    174,398    203,465
          500,000      109,699    146,266    183,832    219,398    255,965
          600,000      132,199    176,266    220,332    264,398    308,465
          700,000      154,699    206,266    257,832    309,398    360,965
          800,000      177,199    236,266    295,332    354,398    413,465
          900,000      199,699    266,266    332,832    399,398    465,965
        1,000,000      222,199    296,266    370,332    444,398    518,465
        1,100,000      244,699    326,266    407,832    489,398    570,965
        1,200,000      267,199    356,266    445,332    534,398    623,465
        1,300,000      289,699    386,266    482,832    579,398    675,965
        1,400,000      312,199    416,266    520,332    624,398    728,465
        1,500,000      334,699    446,266    557,832    669,398    780,965
        1,600,000      357,199    476,266    595,332    714,398    833,465
        1,700,000      379,699    506,266    632,832    759,398    885,965

  Benefits are calculated using a final average earnings formula (i.e., average of the highest consecutive 60 months of the last 120 months of compensation received "Final Average Compensation"), minus a Social Security offset.

  As of January 31, 1998, the following officers had completed the number of years of service indicated opposite their names: Richard de J. Osborne, 23 years; Francis R. McAllister, 31 years; Kevin R. Morano, 19 years; Robert M. Novotny, 9 years and Augustus B. Kinsolving, 23 years. Under the Plan and Supplemental Plan, the amounts of covered compensation of such persons for calendar year 1997 were Richard de J. Osborne, $1,350,000, Francis R. McAllister, $614,268, Kevin R. Morano, $487,140, Robert M. Novotny, $403,308 and Augustus B. Kinsolving, $370,204 and consisted of basic salary and cash incentive compensation payments in the year received as shown in the Summary Compensation Table and in prior proxy statements. Cash incentive compensation payments are generally received in the year following that in which they are earned.

  Messrs. Osborne, Novotny and Kinsolving are eligible to receive additional benefits, not included in the amounts shown in the table, under the Company's supplemental plan for designated officers hired in mid-career (the "Mid-Career Plan"). The Mid-Career Plan provides supplemental retirement benefits out of the general funds of the Company for officers holding the rank of Vice President or higher who are determined by the Organization and Compensation Committee to have had prior business or professional experience valuable to the Company and relevant to the positions for which they were employed by the Company, and who at retirement or termination of employment with the consent of the Company will have been with the Company as a Vice President or higher for 10 years or more. The Mid-Career Plan provides for annual benefits equal to 55% of the Final Average Compensation, which amount is reduced by any benefits payable by the Company or any other employer under any other pension plan not attributable to the employee's contributions, and by all Social Security benefits payable at the time of retirement or early termination. All benefits under the Mid-Career Plan are forfeited by a participant who prior to attaining age 65 terminates employment with the Company without its consent, except in the case of a change in control. Participants in the Supplemental Plan and the Mid-Career Plan receive their benefits in a lump-sum payment at retirement (which payment may be deferred) unless they elect, in accordance with the terms of the plan, to receive an annuity benefit.

EMPLOYMENT AGREEMENTS

  The Company has employment agreements which provide for severance payments in certain events to Messrs. Osborne, McAllister, Morano, Novotny, Kinsolving and seven other key executive officers. The employment agreements are for a term of one year, renewable automatically on a year-to-year basis unless terminated by the Company at least nine months prior to the anniversary date, except that they continue in effect for not less than three years following occurrence of a change in control of the Company. If, as a result of a change in control, the executive's employment is terminated, his responsibilities are materially reduced, or his salary, bonus or benefits are adversely affected, the executive is entitled to receive from the Company as severance pay one lump-sum payment equal to the total of three times such executive's annual base salary, average incentive compensation payments received for the higher of the three or five years immediately preceding the date of termination or the change in control, and the annual cost to the Company of certain benefits such executive is entitled to receive immediately preceding the date of termination. The executive would also be entitled to continuation of health and other insurance benefits for a period of three years following termination. Upon termination by the Company after a change in control, under the agreements each executive is also entitled to payment from the Company of the value of such executive's stock options. The amount of the severance payment from the Company will also include an amount necessary to reimburse each executive for any excise taxes imposed by the Code in respect of such payments. In addition, the Supplemental Plan and the Mid-Career Plan provide for lump-sum payment of accrued benefits upon a change in control. The employment agreements also provide that following the occurrence of a potential change in control of the Company each executive officer will remain in the employ of the Company for 180 days. Under the agreements, change in control as to an executive shall not be deemed to have occurred if the event first giving rise to the change in control involves a publicly-announced transaction or publicly-announced proposed transaction which at the time of the announcement has not been previously approved by the Company's Board of Directors and the executive is part of a purchasing group proposing the transaction. Also, there is deemed to be no change in control as to an executive if the executive is part of a purchasing group which consummates a change in control transaction.

CERTAIN TRANSACTIONS

  During 1997, the Company paid an aggregate amount of approximately $7.7 million to Grupo Mexico, S.A. de C.V. ("Grupo Mexico") and a subsidiary company for unrefined copper and metal processing services. Grupo Mexico beneficially owns approximately 8.59% of the Company's Common Stock. In addition, during 1997 the Company entered into financial, securities and commodities transactions, primarily relating to the Company's copper price protection program and hedging of precious metals, with subsidiaries of Merrill Lynch & Co., Inc. ("Merrill Lynch"), resulting in net payments to the Company of approximately $1.9 million. Affiliates of Merrill Lynch may be deemed to own beneficially approximately 7.7% of the Company's Common Stock. Such affiliates disclaim ownership of these shares. Management believes these transactions to be on terms as favorable as could be obtained from unaffiliated parties. Also in 1997, 2,085,989 shares of the Series B shares of the capital stock of Grupo Mexico were sold by the Company to Grupo Mexico pursuant to a right of first refusal, for an aggregate consideration of $8.3 million.

ADDITIONAL INFORMATION

  The functions of the Organization and Compensation Committee of the Board of Directors (currently composed of Messrs. Willard C. Butcher, Chairman, James W. Kinnear, John D. Ong, James Wood and Ms. Martha T. Muse) include making recommendations to the Board with respect to nomination and tenure policy for directors and election of and title changes for all corporate executive officers. The Committee considers recommendations for nominees to the Board of Directors from all sources. Such recommendations should be sent in writing to the Secretary of the Company. The Company's By-Laws define notice procedures to be followed by stockholders seeking to nominate directors for election. Under the By-laws, a stockholder seeking to nominate a director for election by shareholders must give written notice to the Secretary of the Company at least 90 days in advance of the anniversary date of the immediately preceding annual meeting, or within 10 days of the giving of notice of a special meeting. The notice must provide specific biographical data with respect to each nominee, including such information as is required to be included in the Company's proxy statement, and a representation by the stockholder that he or she is a holder of record entitled to vote at the meeting and that he or she intends to appear in person or by proxy to make the nomination. Nominations by stockholders for election of directors at the Company's 1999 annual meeting of stockholders must be received by January 29, 1999.

  The Pension Advisory Committee of the Board of Directors (currently composed of Messrs. David C. Garfield, Chairman, E. Gordon Gee, Michael T. Nelligan, Manuel T. Pacheco and Ms. Martha T. Muse) reviews pension fund and savings plan matters affecting directors, officers and employees of the Company and makes recommendations on such matters to the Board of Directors. The Committee met two times during 1997.

  The Board of Directors met 10 times during 1997. All incumbent directors attended 100% of the aggregate number of meetings of the Board of Directors and of the Committees of the Board on which they served, with the exception of Mr. Gee, who attended 93% of such meetings, and Mr. Calarco, who attended all but one of four such meetings held since the date of his election to the Board.

  Directors who are not officers or employees of the Company were paid in 1997 a basic fee of $26,000 plus $1,200 for attendance at each meeting of the Board or of any Committee of the Board on which they served. Non-employee directors also receive compensation under a stock award plan providing for the award of 200 shares of Asarco Common Stock per annum payable following each annual meeting to non-employee directors who continue to serve or who are elected or reelected at such meeting, or payable to non-employee directors who are first elected between annual meetings or at a special meeting.

  Directors may defer payment of fees payable for serving on the Board or a Committee under the Deferred Fee Plan for Directors. Deferred compensation will be credited with interest compounded quarterly at a floating rate equal to the prime rate charged by The Chase Manhattan Bank, N.A. from the date on which it would normally have been paid until payment or credited with a bookkeeping entry in shares of Asarco Common Stock plus quarterly credits for shares of Common Stock that could be purchased with dividends at fair market value. Fair market value is the mean of the high and low sales prices for the Common Stock on New York Stock Exchange Composite Trading on the date of the credit. In the case of cash or stock deferrals, the value of a participant's deferred compensation is payable, at the participant's election, in cash in a lump sum, or in annual installments commencing on January 15 of any year subsequent to the fourth year following the year in which such fees were earned. In any case, payment of the deferred compensation will commence on January 15 of the year following termination of services as a director. In the event of a participant's death, the value of the participant's account is paid in a lump sum on the first January or July 15 following the participant's death unless the participant had elected to continue the schedule for payment of benefits previously elected.

  The Directors' Deferred Payment Plan provides that, in addition to the annual cash retainer, the Company will credit to the deferred payment account of each director who has less than ten years of Board service an annual amount equal to 75% of the annual cash retainer for up to ten years of service. For 1998, the credit will be $19,500. At least 50% of such amount will be credited to a Company Common Stock equivalent account and the balance may, at each director's election, be credited to such account or to a bond equivalent account. The Company Common Stock equivalent account will be credited with a bookkeeping entry equal to the shares of Company Common Stock that could be purchased at fair market value on the date of the credit, and, thereafter, on each dividend payment date, with a bookkeeping entry indicating the additional shares that could be purchased with dividends on shares previously credited to such account. Fair market value is the average of the high and low sales prices for the Common Stock on New York Stock Exchange Composite Trading on the date of the initial credit, or, in the case of future contributions and dividends, for the five trading days preceding the date of the credit or dividend. The bond equivalent account amount will be credited with a bookkeeping entry equivalent to interest at the yield rate for U.S. Treasury debt obligations with a 10-year maturity, adjusted quarterly. The value of a director's deferred payment will be paid in cash in a lump sum at retirement or in up to ten annual installments after retirement, at the election of the Director. In the event of a change of control, the value of a participant's accounts under the Deferred Fee Plan and the Deferred Payment Plan will be paid in a lump sum immediately.

                 PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

  Upon recommendation of its Audit Committee, the Board of Directors has selected Coopers & Lybrand L.L.P. to serve as independent auditors for the Company for the calendar year 1998, subject to approval of the stockholders. The Board of Directors recommends that the stockholders approve the selection of Coopers & Lybrand L.L.P. at the annual meeting. Coopers & Lybrand L.L.P. and its predecessors have served as the Company's auditors continuously since 1935. Coopers & Lybrand L.L.P. have advised the Company that neither the firm nor any of its members has any direct or material indirect financial interest in the Company or its subsidiaries.

  The Audit Committee currently consists of Messrs. Michael T. Nelligan, Chairman, Vincent A. Calarco, James C. Cotting, David C. Garfield, E. Gordon Gee and James W. Kinnear. Three meetings were held in 1997. The functions of the Committee include recommending the engagement of independent auditors, reviewing the fees, scope and timing of their audit and their other services, and reviewing the audit plan and results of the audit. The Committee also reviews the Company's policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

  A representative of Coopers & Lybrand L.L.P. will be present at the stockholders' meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at the Company's 1999 annual meeting of stockholders must be received by the Company at its principal executive offices (180 Maiden Lane, New York, N.Y. 10038) by November 17, 1998, in order to be considered for inclusion in the Company's proxy statement and form of proxy.

                               OTHER INFORMATION

  The Company is not aware of any other matters to be considered at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote said proxy in accordance with their judgment on such matters.

  A transcript of the proceedings of the 1998 annual meeting of stockholders will be available after June 1, 1998 to any stockholder upon request to the Secretary, specifying a proper purpose for the request, and upon payment of $10.00 to cover the cost of postage and reproduction.

  Asarco has adopted a confidential voting policy regarding shareholder votes at Company shareholder meetings. Under the policy, shareholders' votes are kept confidential by an independent inspector of election, who may be the transfer agent, except as may be necessary to meet applicable legal requirements or to respond to written comments on proxy cards. Each proxy solicited by the Board which identifies the vote of a specific shareholder will be treated in accordance with this policy if the shareholder elects on the proxy to have such vote kept confidential. In the event of a contested solicitation, if the Company and the opposing party can agree in writing on mutually acceptable confidentiality procedures which would apply to each party's solicitation, the Company agrees to be bound by the confidentiality procedures set forth in such agreement. If the parties do not agree on mutually acceptable confidentiality procedures, the Company's policy on confidential voting shall not apply to the solicitation.

  The Asarco confidential voting policy shall not operate to impair free and voluntary communication between Asarco and its shareholders, including voluntary disclosure by shareholders of the nature of their votes.

  The cost of soliciting proxies in the accompanying form will be borne by the Company. Morrow & Co., Inc. and Georgeson & Company Inc. have been employed to solicit proxies by mail, telephone or personal solicitation for fees to be paid by the Company of $10,000 each, plus reasonable out-of-pocket expenses. A number of regular employees of the Company, without additional compensation, may solicit proxies personally or by mail or telephone.

                                          ASARCO Incorporated

                                          R. Ferri, Secretary

New York, N.Y., March 12, 1998

                              ASARCO INCORPORATED
                                180 MAIDEN LANE
                            NEW YORK, NEW YORK 10038

BECAUSE OF DELAYS IN MAIL
PLEASE SIGN AND RETURN THE
ENCLOSED PROXY EVEN IF YOU
RETURNED THE ORIGINAL

                                                                  April 10, 1998

To the Stockholders of ASARCO Incorporated

                                   A REMINDER

  We have previously sent to you proxy soliciting material relating to the annual meeting of stockholders to be held on April 29, 1998.

  According to our latest records, we have not as yet received your Proxy. The time before the meeting is short and many of our shares are held in small amounts. Your signed Proxy will be helpful, whether your holding is large or small, and will aid us in avoiding further expense and delay.

  A Proxy and return envelope are enclosed for your use.

  Thank you for your cooperation.

                             Very truly yours,

                                          R. Ferri
                                          Secretary

                              PLEASE ACT PROMPTLY

                              ASARCO Incorporated
                                     PROXY
           Proxy Solicited by Board of  Directors for Annual Meeting
                   of Stockholders to be held April 29, 1998


    The undersigned hereby appoints RICHARD de J. OSBORNE, FRANCIS R. McALLISTER and KEVIN R. MORANO, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting oF stockholders of ASARCO Incorporated, to be held in the Ricker Auditorium, 180 Maiden Lane, New York, New York at 2.P.M., on Wednesday, April 29, 1998, and at any adjournments thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting.

    Classified Board Election: For the nominees listed on the reverse hereof, or such other person or persons, if any, as may be chosen to replace unavailable nominees.

    The shares represented by this proxy will be voted as directed by the stockholder. If a signed proxy is returned to the Company with no voting instruction given, such shares will be voted FOR all nominees for election as directors and FOR Proposal No. 2. If you do not wish your shares voted FOR a particular nominee, mark the Exception box and enter the name(s) of the exception(s) in the space provided.

    PLEASE VOTE ON ALL PROPOSALS, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued on  the other side.)

                                         ASARCO INCORPORATED
                                         P.O. BOX 11467
                                         NEW YORK, N.Y. 10203-0467



DIRECTORS RECOMMEND A VOTE "FOR"
1.  Classified board election:                  FOR all nominees [X]         WITHHOLD AUTHORITY to vote  [X}       *EXCEPTIONS [X]
                                                listed below                 for all nominees listed below

Class I Director Nominees:  Vincent A. Calarco, Francis R. McAllister,       (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR
         Michael T. Nelligan and John D. Ong                                 A PARTICULAR NOMINEE, MARK THE "EXCEPTIONS" BOX
Class II Director Nominees:  Manuel T. Pacheco and Kevin R. Morano           AND ENTER THE NAME(S) OF THE EXCEPTION(S) BELOW.)
Class III Director Nominee:  James W. Kinnear
                                                                             *EXCEPTION(S) ---------------------------------------

DIRECTORS RECOMMEND A VOTE "FOR"                                                                      ADDRESS CHANGE COMMENTS
                                                    FOR  [X]   AGAINST [X]  ABSTAIN [X]       If you have noted either an
2.  Selection of Coopers & Lybrand L.L.P. as independent auditors for 1998.                   Address Change or made Comments
3.  In their discretion, the proxies are authorized to vote upon such other                   on the reverse side of this card.
    business as may properly come before the meeting.                                         mark here.   [X]
                                                                                                Mark here to elect to have
                                                                                                your vote kept confidential. [X]

----------------------------------------------------------------------------------------------------------------------------------
                        NO VOTING BOXES BELOW THIS LINE

        [                                                               ]
                                                                                  Please sign exactly as name or names appear on
                                                                                  this proxy.  If stock is held jointly, each
                                                                                  holder should sign.  If signing as attorney,
                                                                                  trustee, executor, administrator, custodian,
                                                                                  guardian, or corporate officer, please give
                          NO TEXT PRINT IN THIS                                   full title.
                               ADDRESS AREA
                                                                                  DATE                                 , 1998
                                                                                      --------------------------------
                                                                                  SIGNED
                                                                                         ------------------------------

                                                                                  --------------------------------------

        [                                                               ]
                                                                                 VOTES MUST BE INDICATED  (X) IN
             SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING                BLACK OR BLUE INK AS IN THIS EXAMPLE.  [X]
                          THE ENCLOSED ENVELOPE.